OMB APPROVAL

OMB Number:	3235-0059
Expires:	August 31, 2004
Estimated average burden hours per response	14.73

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Borders Group

(Name of Registrant as Specified In Its Charter)

Borders Group

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

100 Phoenix Drive

Ann Arbor, Michigan 48108

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 22, 2003

To the Stockholders of

  BORDERS GROUP, INC.:

      The Annual Meeting of Stockholders of Borders Group, Inc., a Michigan corporation (the “Company”) will be held at 11:30 a.m. EDT on May 22, 2003, at The Ritz-Carlton Fairlane Plaza, 300 Towncenter Drive, Dearborn, MI 48126 for the following purposes:

1.	To elect 10 Directors of the Company, each to serve until the 2004 Annual Meeting of Stockholders or until a successor is elected and qualified,

2.	To act upon a stockholder proposal recommending stockholder voting on any poison pill, and

3.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

      Only stockholders of record at the close of business on March 27, 2003, are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

By Order of the Board of Directors,

THOMAS D. CARNEY
Secretary

Ann Arbor, Michigan

April 17, 2003

YOUR VOTE IS IMPORTANT

EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. RETURNING A SIGNED PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON, IF YOU SO DESIRE.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
VOTING RIGHTS AND PROCEDURES
PROPOSAL 1
EXECUTIVE COMPENSATION
Summary Compensation Table
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
STOCK PERFORMANCE GRAPH
PROPOSAL 2 -- STOCKHOLDER PROPOSAL RECOMMENDING SHAREHOLDER VOTING ON ANY POISON PILL
STOCKHOLDER’S SUPPORTING STATEMENT
BOARD OF DIRECTORS’ STATEMENT OPPOSING STOCKHOLDER PROPOSAL
BENEFICIAL OWNERSHIP OF COMMON STOCK
INDEPENDENT AUDITORS
PROPOSALS OF STOCKHOLDERS

BORDERS GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 22, 2003

PROXY STATEMENT

      This Proxy Statement is furnished to the stockholders of Borders Group, Inc., a Michigan corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held at 11:30 a.m. EDT on Thursday, May 22, 2003, at The Ritz-Carlton Fairlane Plaza, 300 Towncenter Drive, Dearborn, MI 48126 and at any and all adjournments or postponements thereof. At the Annual Meeting, the stockholders of the Company are being asked to consider and vote upon (i) the election of 10 Directors, each to serve until the 2004 Annual Meeting of Stockholders or until a successor is elected and qualified, and (ii) a stockholder proposal recommending stockholder voting on any poison pill.

      This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders of the Company on or about April 17, 2003.

VOTING RIGHTS AND PROCEDURES

General Voting Information

      Only holders of record of the Company’s common stock (“Common Stock”), at the close of business on March 27, 2003 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 78,476,124 shares of Common Stock outstanding. The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. All abstentions and broker non-votes will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting.

      Each stockholder will be entitled to one vote, in person or by proxy, for each share of Common Stock held in such stockholder’s name on the Record Date on any matter submitted to a vote of stockholders at the Annual Meeting. The election of the 10 Directors will require the affirmative vote of a plurality of the shares of Common Stock represented and voting in person or by proxy at the Annual Meeting. The adoption of the proposal to allow stockholder voting on any poison pill will require the affirmative vote of a majority of the votes cast by the holders of Common Stock who are present in person or represented by proxy and entitled to vote at the Annual Meeting. All abstentions and broker non-votes will be disregarded in tabulating the vote on the election of directors, the stockholder proposal and on any other matters to come before the Annual Meeting.

      Under applicable Michigan law, none of the holders of Common Stock is entitled to appraisal rights in connection with any matter to be acted on at the Annual Meeting.

Voting by Stockholders of Record and Beneficial Owners

      Stockholders whose shares are registered directly with the Company’s transfer agent are considered, with respect to those shares, the stockholder of record. The Company is sending these proxy materials directly to stockholders of record. Stockholders of record have the right to submit a proxy directly to the Company or to vote in person at the Annual Meeting.

      Stockholders whose shares are held in a brokerage account, through an employee benefit plan or by another nominee, are considered the beneficial owners of shares held in “street name”. These proxy materials are being forwarded to beneficial owners together with a voting instruction card. Beneficial owners have the right to direct their broker, trustee or nominee as to how to vote and also are invited to attend the Annual Meeting.

      Since a beneficial owner is not the stockholder of record, he or she may not vote these shares in person at the Annual Meeting without a proxy from the broker, trustee or nominee that holds the shares, giving the beneficial owner the right to vote the shares at the meeting. The broker, trustee or nominee of each beneficial owner has enclosed or provided voting instructions for use in directing the broker, trustee or nominee how to vote your shares.

Methods for Submitting Proxies or Voting Instructions

      The following methods are available to vote by proxy or to submit voting instructions to brokers, trustees or nominees:

By Mail — Record holders may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by mail by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes.

By Internet — Record holders with Internet access may submit proxies by following the internet voting instructions on their proxy cards. Most beneficial owners may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees.

By Telephone — Record holders may submit proxies by following the telephone voting instructions on their proxy cards. Most beneficial owners may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustee or nominees.

Revocation of Proxies or Voting Instructions

      Stockholders may change their vote at any time prior to the vote at the Annual Meeting. Record holders may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Secretary of the Company prior to the Annual Meeting, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, cause a previously granted proxy to be revoked. Beneficial owners may change their vote by submitting new voting instructions to their broker, trustee or nominee, or, if the beneficial owner has obtained a proxy from his or her broker or nominee giving the beneficial owner the right to vote the shares, by attending the meeting and voting in person.

Voting of Proxies

      Shares of Common Stock represented by properly executed proxies received in time for voting at the Annual Meeting will, unless such proxy has previously been revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, the persons named in the accompanying form of proxy intend to vote all properly executed proxies received by them FOR the election of the Board of Director’s nominees as Directors and AGAINST the stockholder proposal recommending shareholder voting on any poison pill.

      No business other than as set forth in the accompanying Notice of Annual Meeting is expected to come before the Annual Meeting. Should any other matter requiring a vote of stockholders be properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters. For information with respect to advance notice requirements applicable to stockholders who wish to propose any matter for consideration or nominate any person for election as a director at the 2004 Annual Meeting, see “Proposals of Stockholders.”

Other Information

      The Company is making this solicitation. The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, and may be made personally or by telephone by officers and other employees of the Company who will not receive additional compensation for solicitation.

      The principal executive offices of the Company are located at 100 Phoenix Drive, Ann Arbor, Michigan, 48108, and its telephone number is (734) 477-1100.

PROPOSAL 1

ELECTION OF DIRECTORS

      Ten Directors will be elected at the Annual Meeting to serve until the 2004 Annual Meeting of Stockholders or until a successor is elected and qualified. Each of the nominees of the Company has committed to serve as a Director if elected at the Annual Meeting and, to the best knowledge of the Board of Directors, is and will be able to serve if so elected. In the event that any of the nominees listed below should be unavailable to stand for election before the Annual Meeting, the persons named in the accompanying proxy intend to vote for such other person, if any, as may be designated by the Board of Directors, in the place of any nominee unable to serve.

      The Board of Directors recommends that stockholders vote “FOR” the Company’s nominees as Directors.

      Set forth below is a brief biography of each of the Company’s nominee for election as a director.

      Joel J. Cohen, age 65. Mr. Cohen has served as the non-executive Chairman of the Board of The Chubb Corporation, a major property and casualty insurance holding company, since December 2002. Mr. Cohen was Managing Director and co-head of Global Mergers and Acquisitions at Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”), a leading investment and merchant bank that was acquired by Credit Suisse First Boston, until November 2000. He had been associated with DLJ since October 1989. He had previously served as General Counsel to the Presidential Task Force on Market Mechanisms and as a partner of Davis Polk and Wardwell, attorneys. Mr. Cohen became a director of the Company on March 30, 2001, and also serves as a director of Maersk, Inc., an owner and operator of container ships involved in worldwide trade.

      Robert F. DiRomualdo, age 58. Mr. DiRomualdo is Chairman of Naples Ventures, LLC, a private investment company that he formed in 2002. He served as Chairman of the Board of the Company from its formation in August 1994 until January 2002. He also served as Chief Executive Officer of the Company from August 1994 until November 1998, and as President and Chief Executive Officer from April 1999 until November 1999. Mr. DiRomualdo has served as a director of the Company since August 1994.

      Peter R. Formanek, age 59. Mr. Formanek was co-founder of AutoZone, a retailer of aftermarket automotive parts, and served as President and Chief Operating Officer of AutoZone, Inc. from 1986 until his retirement in May 1994. He currently is a director of The Perrigo Company, a manufacturer of over-the-counter pharmaceutical and nutritional products for the store brand market, and Gart Sports, Inc., a retailer of sporting goods. Mr. Formanek has served as a director of the Company since August 1995.

      Gregory P. Josefowicz, age 50. Mr. Josefowicz has served as President, Chief Executive Officer and as a director of the Company since November 1999, and as Chairman of the Board since January 2002. For more than five years prior to joining the Company, he served in a variety of executive positions with Jewel-Osco, a food and drug retailer that is currently a division of Albertson’s, Inc., most recently as President. Mr. Josefowicz also serves as a director of Ryerson Tull, Inc., a distributor and processor of metals, and Spartan Stores, Inc., a food retailer.

      Amy B. Lane, age 50. Ms. Lane was Managing Director, Investment Banking Group, of Merrill Lynch from 1997 until her retirement in February 2002. From 1989 through 1996, Ms. Lane served as a Managing Director, Corporate Finance, of Salomon Brothers in New York. Ms. Lane served as a director of the Company from August 1995 until March 1999, and was most recently elected a director on October 30, 2001. As of July 25, 2002, Ms. Lane also became a director of Federal Realty Investment Trust, a real estate investment trust.

      Victor L. Lund, age 55. Mr. Lund has served as the non-executive Chairman of the Board of Mariner Health Care, Inc., a nursing home operator, since May 2002. Mr. Lund was Vice Chairman of Albertson’s, Inc., a food and drug retailer, from June 1999 until June 2002. Mr. Lund served as Chairman of the Board of American Stores Company from June 1995 until its acquisition by Albertson’s in June 1999, and as Chief Executive Officer of American Stores Company from August 1992 until June 1999. He was President of American Stores Company from August 1992 until June 1995. Mr. Lund has served as a director of the Company since July 1997, and also serves as a director of Mariner Health Care, Inc.

      Dr. Edna Greene Medford, age 51. Dr. Greene Medford is an Associate Professor of History and a former Director of the Undergraduate Program in History at Howard University. Dr. Medford is a member of the Board of Trustees and Chairperson of the Program Committee for National History Day, Inc., and is also a member of the Board of Advisors of The Lincoln Forum, both of which are non-profit organizations. She has served as a director of the Company since September 1998.

      George R. Mrkonic, age 50. Mr. Mrkonic served as the Vice Chairman of the Company from December 1994 until January 2002, and has served as a director since August 1994. He also served as President of the Company from December 1994 until January 1997. Mr. Mrkonic is also a director of (i) Galyan’s Trading Company, Inc., a specialty retailer that offers a broad range of products that appeal to consumers with active lifestyles, (ii) Guitar Center, Inc., the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment, (iii) Syntel, Inc., a computer software and development company, (iv) Nashua Corporation, a manufacturer of specialty imaging products and services to industrial and commercial customers to meet various print application needs, and (v) Champion Enterprises, Inc., a manufacturer and seller of manufactured homes.

      Lawrence I. Pollock, age 55. Mr. Pollock has served as President and Chief Operating Officer of Cole National Corporation, which operates retail vision and gift stores, since January 2000. From September 1998 until June 1999, Mr. Pollock served as President and Chief Executive Officer of HomePlace, Inc., a chain of home furnishings and housewares superstores, which he joined in January 1997 as Executive Vice President and Chief Operating Officer. From 1994 until 1996, he served as the President, Chief Operating Officer and a director of Zale Corporation, a jewelry retailer. He has served as a director of the Company since August 1995.

      Beth M. Pritchard, age 55. Ms. Pritchard was President and Chief Executive Officer of Bath & Body Works, and Chief Executive Officer of The White Barn Candle Company, divisions of Limited Brands, Inc., from 1993 until her retirement in January 2003. She has served as a director of the Company since March 2000.

Board of Directors Meetings and Committees

      During the fiscal year ended January 26, 2003, the Board of Directors held four meetings. The Board of Directors has also established standing Audit, Compensation and Nominating and Corporate Governance Committees. The membership and functions of the committees of the Board of Directors are as follows:

      The Audit Committee is responsible for the appointment, compensation and oversight of the independent auditors for the Company, including the resolution of any disagreements between the Company and the auditors regarding financial reporting. The Committee also reviews and makes recommendations regarding the annual audit of the Company’s financial statements and the Company’s internal controls, accounting practices and policies. The Audit Committee met four times during the fiscal year ended January 26, 2003. The current members of the Audit Committee are Mr. Lund, Mr. Formanek and Ms. Lane.

      The Compensation Committee was established for the purpose of reviewing and approving the nature and amount of compensation for executive officers of the Company. The Compensation Committee also administers certain of the Company’s employee benefit plans. Three meetings of the Compensation Committee were held during the fiscal year ended January 26, 2003. The current members of the Compensation Committee are Mr. Pollock, Mr. Cohen, Dr. Greene Medford, and Ms. Pritchard.

      The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board and Committees of the Board. The Committee will consider nominees recommended by stockholders in accordance with the procedures described in the “Proposals of Stockholders” section of this Proxy Statement. The Committee also makes recommendations to the Board regarding corporate governance matters and practices, including formulating and periodically reviewing the Corporate Governance Guidelines that have been adopted by the Board. The Nominating and Corporate Governance Committee met four times during the fiscal year ended January 26, 2003. The current members of the Nominating and Corporate Governance Committee are Mr. Cohen, Mr. Formanek, Ms. Lane, Mr. Lund, Dr. Greene Medford, Mr. Pollock and Ms. Pritchard.

      Each director attended at least 75% of the meetings of the Board and the Committees on which he or she served during the fiscal year ended January 26, 2003.

Compensation of Directors

      For service as a director during 2002, each director who was not an employee of the Company received 2,000 restricted shares of Common Stock (the “Restricted Shares”) at the beginning of the calendar year. The restrictions on such Restricted Shares lapsed one year after the date of grant. Each eligible director also received an option to purchase 5,000 shares of common stock of the Company. The exercise price of options was the fair market value on the date of grant and the options vest after three years from the date of grant. To be eligible to receive an option grant, a director must have held at least 20,000 shares of Common Stock for the one-year period prior to the date of the 2002 Annual Meeting.

      For service as a director during 2003, each director who was not an employee of the Company received 900 Restricted Shares at the beginning of the calendar year, and will receive cash in the aggregate amount of $33,000, payable in equal installments at the beginning of each of the second, third and fourth calendar quarters. Each committee chairperson will receive an additional $5,000 payable at the beginning of the fourth quarter.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Such officers and directors are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company during the fiscal year ended January 26, 2003 and written representations that no other reports were required, all officers and directors of the Company complied with the Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

General

      The following summary compensation table sets forth information regarding the annual and long-term compensation awarded to, earned by or paid for the 2002, 2001 and 2000 fiscal years to the named executive officers of the Company.

Summary Compensation Table

					Long Term
					Compensation

						Securities
				Other Annual	Restricted	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Stock	Options	Compensation(2)

Gregory P. Josefowicz	2002	$709,346	$319,500	$23,961	—	50,000	$167,116
Chairman, President and	2001	$675,500	$473,200	$35,472	—	—	$7,592
Chief Executive Officer	2000	$650,000	—	—	—	200,000	$125,724

Tamara L. Heim	2002	$279,712	$70,000	$14,000	—	25,000	$4,327
President, Borders	2001	$264,519	$132,500	$26,486	—	—	$6,288
	2000	$240,000	$60,000	$10,499	—	80,000	$6,283

Michael G. Spinozzi	2002	$275,000	$89,375	$4,467	—	35,000	$4,338
Executive Vice President,	2001	$209,038	$100,000	$3,246	—	42,715	$2,189
Chief Marketing Officer	2000	—	—	—	—	—	—

Edward W. Wilhelm	2002	$275,000	$89,375	$4,467	—	35,000	$3,300
Sr. Vice President,	2001	$250,481	$125,000	$6,243	—	—	$2,802
Finance and Chief	2000	$197,006	$33,407	$1,669	—	50,000	$2,777
Financial Officer

Vincent E. Altruda	2002	$251,026	$45,000	$2,248	—	25,000	$4,607
President,	2001	$243,671	$70,717	$3,532	—	—	$3,945
International	2000	$238,634	$58,618	$2,928	—	60,000	$4,112

(1)	These amounts reflect the discount received by each named executive officer in connection with the purchase of restricted Common Shares under the Management Stock Purchase Plan with a portion of the bonus earned for the applicable fiscal year.

(2)	“All Other Compensation” consists of employer contributions credited under the Borders Group Savings Plan and the taxable portion of Company provided life insurance. The amount shown for Mr. Josefowicz in fiscal 2002 consists of employer contributions credited under the Borders Group Savings Plan, the taxable portion of Company provided life insurance and a payment made pursuant to the agreement relating to his continued ownership of 90,000 shares of the Company stock described under the caption “Employment and Severance Agreements” on page 7. The amount shown for Mr. Josefowicz in fiscal 2000 consists of employer contributions credited under the Borders Group Savings Plan, the taxable portion of Company provided life insurance and reimbursed relocation costs.

Option Grants in Fiscal Year 2002

					Potential
					Realizable
					Value at
					Assumed
					Annual Rates
					of Stock Price
	Number of	% of Total			Appreciation
	Securities	Options			for Option
	Underlying	Granted to			Term(1)
	Options	Employees in	Exercise	Expiration
Name	Granted	Fiscal Year	Price	Date	5%	10%

Gregory P. Josefowicz	50,000	1.5%	17.23	10/31/2012	$541,793	$1,373,009

Tamara L. Heim	25,000	0.8%	17.23	10/31/2012	$270,896	$686,505

Michael G. Spinozzi	10,000	0.3%	23.32	3/20/2007	$64,429	$142,371
	25,000	0.8%	17.23	10/31/2012	$270,896	$686,505

Edward W. Wilhelm	10,000	0.3%	23.32	3/20/2007	$64,429	$142,371
	25,000	0.8%	17.23	10/31/2012	$270,896	$686,505

Vincent E. Altruda	25,000	0.8%	17.23	10/31/2012	$270,896	$686,505

(1)	Represents hypothetical realizable value of the options granted at 5% and 10% annual appreciation over the option term from the share price at the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

			# of Securities Underlying	Value of Unexercised
			Unexercised Options at	In-the-Money Options at
	Shares		Fiscal Year End	Fiscal Year End(1)
	Acquired	Value
Name	On Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

Gregory P. Josefowicz	—	—	490,000/125,000	$1,271,575/$222,563

Tamara L. Heim	—	—	112,670/ 72,542	$ 148,174/$ 95,996

Michael G. Spinozzi	—	—	6,666/ 71,049	$ —/$ 18,400

Edward W. Wilhelm	—	—	77,534/ 66,375	$ 267,047/$ 69,188

Vincent E. Altruda	—	—	226,938/ 70,000	$ 820,502/$ 66,769

(1)	Calculated using the closing market price of the Common Stock of $15.78 on January 24, 2003, the last trading day in fiscal 2002, less the exercise price of the related options.

Employment and Severance Agreements

      The Company has entered into an employment agreement with Mr. Josefowicz, which provides for a minimum annual salary of $650,000 and a minimum annual bonus opportunity of $650,000 if plan objectives are met for the applicable year. The Company also has agreed to make payments to Mr. Josefowicz over a five-year period commencing in 2002 in an annual amount of approximately $160,000 in 2002 and $120,000 for the balance of the five-year period, subject to Mr. Josefowicz’s continued employment and his continued ownership of 90,000 shares of the Company’s Common Stock. The employment agreement provides that, in the event of the termination of Mr. Josefowicz’s employment by the Company other than for Cause or Disability (each as defined in the agreement) or at Mr. Josefowicz’s election for Good Reason (as defined in the agreement, which includes a Change in Control as Good Reason), Mr. Josefowicz would be entitled to a severance payment equal to two times the sum of (i) Mr. Josefowicz’s annual base salary in effect at the time of termination and (ii) the “on plan” bonus amount targeted for the fiscal year in which termination occurred. Such severance payment would be made in equal installments during the 24-month period following the month of termination. Mr. Josefowicz would be under no obligation to seek employment during the first 12 months following such termination and the severance payments would not be affected by any compensation Mr. Josefowicz receives during such period. Following such 12-month period, Mr. Josefowicz would have an obligation to use reasonable efforts to seek other employment and, to the extent that he earns cash compensation from such other employment, the Company’s obligation to make severance payments would be correspondingly reduced.

      The Company has entered into certain severance and change in control agreements with the remaining named executive officers. These agreements, which are substantially similar, generally provide that, in the event of the officer’s termination of employment other than for Cause or Disability (as defined in the agreements) or at such officer’s election for Good Reason (as defined in the agreements), the officer would be entitled to severance benefits. These severance benefits include: (i) cash payment of the officer’s salary in effect through the month during which termination occurred, plus any other amount due to such officer under any bonus plan of the Company and (ii) monthly severance payments equal to (a) the officer’s monthly base salary at the time of termination, plus (b) 1/12th of the threshold bonus amount for such officer for the fiscal year in which termination occurred. Such monthly severance payments would commence in the month following termination and continue for 12 months, unless termination occurs within a two-year period following a Change in Control (as defined in the agreement) of the Company, in which case severance payments would continue for 24 months and be equal to (x) the officer’s monthly base salary at the time of termination or immediately prior to the Change in Control, whichever is greater, plus (y) 1/12th of the threshold bonus amount for such officer for the fiscal year in which termination occurs or the fiscal year immediately prior to the Change in Control, whichever bonus amount is greater.

      The Company estimates that if the employment of all five named executive officers were terminated in 2003 following a Change in Control of the Company, the total severance payments to those persons under the agreements, as described above, would be approximately $6,651,500.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policies Applicable to Executive Officers

      The Compensation Committee (the “Committee”) is comprised of four independent, non-employee directors who have no “interlocking” relationships as defined by the Securities and Exchange Commission. The Committee’s goal is to ensure the establishment of executive compensation policies and practices that will enable the Company to attract, retain, and motivate outstanding management that will drive superior operating performance.

      The Committee has established an executive compensation philosophy that is designed to foster a performance oriented and equity based ownership culture. In establishing a compensation program consistent with that philosophy, the Committee has focused on providing: (i) a mix of cash, bonus and equity incentives that is intended to generate below-market compensation in the event of poor operating performance and above-market compensation in the event of superior performance; (ii) an orientation toward equity incentives that includes a combination of stock and options and encourages some investment in the Company on the part of management; and (iii) a greater proportion of performance-based compensation relative to base salary at higher levels of responsibility.

      The primary components of the Company’s executive compensation program are: (a) base salary; (b) annual cash bonus incentive opportunities; (c) long-term incentive opportunities provided through the Stock Option Plan; and (d) Common Stock purchase opportunities under the Management Stock Purchase Plan. Each of these components is discussed separately in this report.

      The Committee relates total compensation levels for executive officers to compensation paid to executives at other companies. The companies chosen as the basis of comparison are other retailers that the Company believes most closely resemble itself in terms of compensation philosophy and performance objectives.

Base Salary

      The objective of the Company is to provide base salary levels that are competitive and close to the average salaries provided by comparable retailers. The “market” rate for salaries provided by comparable retailers is determined from information gathered from published surveys.

Annual Cash Incentives

      Under the Company’s Annual Incentive Bonus Plan (the “Bonus Plan”), executive officers are eligible to receive cash awards based on the attainment of specific performance goals. The performance goals may be different from year to year, and may be expressed in either quantitative and/or qualitative terms.

      Generally, target incentive bonus opportunities are expressed as a dollar amount based upon a percentage of the executives’ actual base salary. The Bonus Plan requires that the Committee establish a threshold level of performance, below which no bonus would be paid under the Plan, and other levels of performance at which specified percentages of the target bonus would be paid. The performance criteria are based upon the Company’s attainment of specified levels of earnings and/or the executive’s satisfaction of individual objectives. Each executive officer must take a minimum of 20% and a maximum of 100% of their actual bonus award in the form of restricted Common Stock subject to the terms and conditions of the Management Stock Purchase Plan.

Long Term Incentives

      The Company attempts to foster an ownership culture that encourages deep personal commitment and superior performance by its executive officers. To promote that culture, the Company has adopted the Borders Group, Inc. Stock Option Plan and the Borders Group, Inc. Management Stock Purchase Plan. Both Plans are intended to align the executive officers’ interests with the long-term interests of the Company’s stockholders by providing incentives that focus attention on managing the Company from the perspective of an owner.

      The Borders Group, Inc. Stock Option Plan provides for the grant, at fair market value, of stock options with such vesting and exercise periods as the Committee may determine. In determining the number of shares in a stock option grant, the Committee takes into consideration the individual’s performance, the level of the position, and the individual’s present and potential contribution to the success of the Company.

      Under the Management Stock Purchase Plan, the executive officers of the Company are required to designate a minimum of 20%, and may designate up to 100%, of their annual bonus for the purchase of restricted shares of common stock at a 20% discount from the fair market value of the stock. In addition, under the Plan, eligible employees are given a one-time opportunity to purchase up to $1 million in restricted shares. If the employee ceases to be an employee during the three year restricted period, he or she generally will receive unrestricted shares or cash equal in value to the lesser of cost or market value of the restricted shares. However, in the event of termination by the Company without cause, a participant will receive unrestricted shares or cash equal in value to (i) the market value of a percentage of such restricted shares, such percentage being based upon the number of months of employment during the restricted period, and (ii) with respect to the balance of the shares, the lesser of cost or market value of such shares.

Compensation of the Chief Executive Officer

      The Committee believes that Mr. Josefowicz’s compensation arrangement is consistent with the policies described above. His salary of $709,346 for fiscal 2002 was intended to provide a “market” salary. The combination of bonus opportunity, options and share purchase rights granted to Mr. Josefowicz, as well as the payment made pursuant to the agreement relating to his continued ownership of 90,000 shares of the Company stock described under the caption “Employment and

Severance Agreements” on page 7, provide the mix of incentive compensation and individual investment contemplated by the Committee’s policies.

Policy with Respect to the $1 Million Deduction Limit

      Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million, unless certain requirements are met. The Committee intends to consider carefully any plan or compensation arrangement that would result in the disallowance of compensation deductions. It will use its best judgment in such cases, however, taking all factors into account, including the materiality of any deductions that may be lost.

Conclusion

      As described above, the Company’s executive compensation program is intended to provide a mix of base compensation and incentives that will provide superior compensation levels only in the event of superior operating and share price performance. As such, it is intended that there be a direct alignment of the long-term interests between the executives and the stockholders of the Company.

Lawrence Pollock, Chairman
Joel Cohen
Edna Greene Medford
Beth Pritchard

AUDIT COMMITTEE REPORT

General

      In accordance with its written charter as adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company.

      The Audit Committee obtained from, and discussed with, the independent auditors a formal report delineating all relationships between the independent auditors and the Company that may relate to the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”. The Audit Committee also discussed and reviewed with the independent auditors and Company management audit plans, audit scope, identification of audit risks and the Company’s internal controls.

      The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

      The Audit Committee reviewed with Company management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended January 26, 2003. The management of the Company has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the audit of those statements.

      Based on the above mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 26, 2003 be included in its Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

      The Audit Committee has established a written charter. Each of the members of the Audit Committee is independent within the meaning of the New York Stock Exchange rules.

Fees Paid to Independent Auditors

      The following table summarizes aggregate fees billed for professional services rendered by Ernst & Young during fiscal years 2002 and 2001:

	2002	2001

Audit Fees	$521,573	$495,269

Audit Related Fees	46,600	96,500

Tax Fees	583,044	401,329

All Other Fees	0	0

Total	$1,151,217	$993,098

      Audit Related Fees consist principally of audits of employee benefit plans and special audits for third parties, such as landlords with respect to percentage rent calculations. Tax Fees consist principally of expatriate tax return preparation, international tax preparation, tax consulting, tax planning and assistance with state and federal incentive and credit opportunities.

      The Audit Committee has considered whether the provision of the services described above is compatible with maintaining the independence of the principal auditor, and has concluded that such services are compatible with auditor independence.

Victor Lund, Chairman
Peter Formanek
Amy Lane

STOCK PERFORMANCE GRAPH

      The following line graph compares the cumulative total stockholder return on the Company’s Common Stock from January 23, 1998 through January 24, 2003, with the cumulative total return on the Standard & Poor’s 500 Stock Index (“S&P 500”) and a specialty retail index supplied by Worden Brothers, Inc., which includes the collective performance of 22 specialty retailers for the same period. In accordance with the rules of the Securities and Exchange Commission, the returns are indexed to a value of $100 at January 23, 1998.

Comparison of Cumulative Total Return

Borders Group, Inc., Specialty Retail Index, S&P 500

PROPOSAL 2 — STOCKHOLDER PROPOSAL
RECOMMENDING SHAREHOLDER VOTING ON ANY POISON PILL

      The Company has been advised that John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, the beneficial owner of 250 shares of the Common Stock of the Company, intends to present the following proposal at the Annual Meeting:

      Shareholders recommend that our company not adopt, maintain or extend any poison pill unless such adoption, maintenance or extension is submitted to a shareholder vote.

STOCKHOLDER’S SUPPORTING STATEMENT

      This topic won an overall 60%–yes vote at 50 companies in 2002 according to the Investor Responsibility Research Center tabulation on Average Voting Results, December 2002.

Harvard Report

      A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company had a poison pill) was positively related to company value. This study,

Corporate Governance and Equity Prices, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999. The lead author of the report was Paul A. Gompers, Harvard Business School.

      The report abstract states that we found a striking relationship between corporate governance and stock returns. An investment strategy that bought stocks with the strongest shareholder rights and sold stocks with the weakest shareholder rights would have earned abnormal [positive] returns of 8.5 percent per year. We find that weaker shareholder rights are associated with lower profits, lower sales growth.

      Certain governance experts believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company. Source: Directors & Boards, Fall 2001. I believe there is a close link between good corporate governance and strong shareholder rights.

      Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

Council of Institutional Investors Recommendation

      The Council of Institutional Investors, an organization of 120 pension funds investing $2 trillion, called for shareholder approval of poison pills. For further information insert “Council of Institutional Investors” in an internet search engine. I believe our company should follow this recommendation.

Allow Shareholder Vote on any Poison Pill

This topic won an overall 60%-yes vote at 50 companies in 2002
Yes on Proposal 2

BOARD OF DIRECTORS’ STATEMENT OPPOSING STOCKHOLDER PROPOSAL

      The Board of Directors of the Company has chosen not to adopt any plan that would be deemed a “poison pill” within the common meaning of that term. However, the Board believes that it should maintain the flexibility to adopt such a plan if, at some future time, it believes that it is in the best interests of shareholders to do so. Under some circumstances, the need to act quickly could render shareholder approval impractical. The Board, a majority of which consists of independent directors, is committed to maximizing shareholder value and believes that it should maintain all available options to deal with any situations that may arise. For these reasons, the Company opposes this Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

BENEFICIAL OWNERSHIP OF COMMON STOCK

      As of the March 27, 2003 Record Date, the Common Stock was held of record by 3,720 stockholders. The following table sets forth certain information concerning the beneficial ownership of Common Stock by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, by each director, by the executive officers named in the Summary Compensation table above, and by all directors and executive officers as a group, as of the Record Date. Except as otherwise indicated, all persons below have (i) sole voting power and dispositive power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) beneficial ownership with respect to their shares of Common Stock.

	Number of Shares of		Percent of Common
Name and Address	Common Stock(1)		Stock Outstanding

FMR Corp.	11,180,939	(2)(19)	14.25%
82 Devonshire Street
Boston, MA 02109

Dreman Value Management, L.L.C.	9,107,130	(3)(19)	11.6%
100 Exchange Place
Jersey City, NJ 07302

Deutsche Bank AG	6,783,508	(4)(19)	8.64%
Taunusanlage 12, D-60325
Frankfurt am Main
Federal Republic of Germany

Wellington Management Company, LLP	5,001,115	(5)(19)	6.37%
75 State Street
Boston, Massachusetts 02109

Robert F. DiRomualdo	801,473	(6)	1.02%

Gregory P. Josefowicz	587,421	(7)	*

Vincent E. Altruda	234,919	(8)

Peter R. Formanek	277,349	(9)	*

George R. Mrkonic	192,918	(10)	*

Tamara L. Heim	125,849	(11)	*

Edward W. Wilhelm	109,463	(12)	*

Lawrence I. Pollock	61,151	(13)	*

Victor L. Lund	17,919	(14)	*

Michael G. Spinozzi	16,727	(15)

Edna Greene Medford	15,914	(16)	*

Amy B. Lane	14,561		*

Beth M. Pritchard	12,984	(17)	*

Joel J. Cohen	7,514		*

Directors and Executive Officers as a Group	2,722,105	(18)	3.47%

*	Represents less than one percent.

(1)	All figures represent shares of or the right to acquire Common Stock.

(2)	FMR Corp. has sole dispositive power with respect to all of the Shares, sole voting power with respect to 1,772,155 shares and no shared voting or dispositive power.

(3)	Dreman Value Management L.L.C. has sole dispositive power with respect to all of the shares, sole voting power with respect to 1,787,900 shares and no shared dispositive or voting power.

(4)	Deutsche Bank AG, which acquired Zurich Scudder Investments Inc. during 2002, has sole voting power with respect to all of the shares, sole dispositive power with respect to 602,079 shares and shared dispositive power with respect to 6,059,850 shares.

(5)	Wellington Management Company, LLP has shared dispositive power with respect to all of the shares, shared voting power with respect 3,649,100 shares and no sole dispositive or voting power.

(6)	Includes 585,853 options that are exercisable within 60 days and 1,125 shares held by spouse.

(7)	Includes 490,000 options that are exercisable within 60 days.

(8)	Includes 226,938 options that are exercisable within 60 days, 400 shares held by Mr. Altruda’s children and 4,653 shares held under the Borders Group, Inc. 401(k) Savings Plan.

(9)	Includes 25,000 options that are exercisable within 60 days and 216,000 shares held under Family Trust(s).

(10)	Includes 90,000 options that are exercisable within 60 days.

(11)	Includes 117,003 options that are exercisable within 60 days.

(12)	Includes 77,534 options that are exercisable within 60 days, 5,600 shares held in an IRA account, 4,420 shares held in custodial accounts for Mr. Wilhelm’s children and 1,705 shares held under the Borders Group, Inc. 401(k) Savings Plan.

(13)	Includes 30,000 options that are exercisable within 60 days.

(14)	Includes 5,000 options that are exercisable within 60 days.

(15)	Includes 13,333 options that are exercisable within 60 days.

(16)	Includes 5,000 options that are exercisable within 60 days.

(17)	Includes 5,000 options that are exercisable within 60 days.

(18)	Includes 1,882,624 options that are exercisable within 60 days.

(19)	The information set forth in this table is based upon the reports filed with the Securities and Exchange Commission as of the date of the printing of this Proxy Statement. Prior to its acquisition by Deutsche Bank AG, Scudder Investments Inc. advised the Company orally that the shares that it reported are also included in the shares reported by Dreman Value Management, L.L.C.

INDEPENDENT AUDITORS

      Ernst & Young has been selected by the Audit Committee of the Board of Directors of the Company to serve as the Company’s independent auditors for the 2003 fiscal year. Representatives of Ernst & Young are expected to be present at the Annual Meeting with the opportunity to make a statement about the Company’s financial condition, if they desire to do so, and to respond to appropriate questions.

PROPOSALS OF STOCKHOLDERS

      In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, any stockholder proposals intended to be presented at the 2004 Annual Meeting of Stockholders must be received by the Company no later than December 19, 2003 in order to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting.

      Section 8 of Article II of the Company’s bylaws provides that, for nominations or other business to be properly brought before any annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company and such other business must be a proper matter for stockholder action. For stockholder proposals to be presented at the 2004 Annual Meeting of Stockholders (other than stockholder proposals set forth in the Company’s proxy statement), a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on February 22, 2004 nor earlier than the close of business on January 23, 2004; provided, however, that in the event that the date of the annual meeting is before April 21, 2004 or after July 23, 2004, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. A public announcement of an adjournment of an annual meeting will not commence a new time period for giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

      Notwithstanding the rules set forth above, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement naming all the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

      The term “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act.

      COPIES OF THE COMPANY’S 2002 ANNUAL REPORT TO STOCKHOLDERS AND ITS ANNUAL REPORT ON FORM 10-K FOR THE COMPANY’S FISCAL YEAR ENDED JANUARY 26, 2003 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE BEING MAILED TO STOCKHOLDERS WITH THIS PROXY STATEMENT. ADDITIONAL COPIES WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO ANNE ROMAN, INVESTOR RELATIONS, BORDERS GROUP, INC., 100 PHOENIX DRIVE, ANN ARBOR, MICHIGAN 48108-2202.

PROXY

BORDERS GROUP, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
MAY 22, 2003, ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints Gregory P. Josefowicz and Thomas D. Carney, or either of them, with full power of substitution, as Proxies, and hereby authorizes them to represent the undersigned and to vote all shares of common stock of Borders Group, Inc., (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Borders Group, Inc., to be held on May 22, 2003, or any adjournment thereof, upon all matters that may properly come before the meeting.

Your vote with respect to the following matter may be indicated on the reverse side:

1.	The election of ten directors. The Company’s nominees are: 01 Joel J. Cohen, 02 Robert F. DiRomualdo, 03 Peter R. Formanek, 04 Gregory P. Josefowicz, 05 Amy B. Lane, 06 Victor L. Lund, 07 Dr. Edna Greene Medford, 08 George R. Mrkonic, 09 Lawrence I. Pollock, and 10 Beth M. Pritchard.

2.	A stockholder proposal recommending that the Company not adopt, maintain or extend any poison pill unless such adoption, maintenance or extension is submitted to a shareholder vote.

Please date and sign on the reverse side and return promptly in the enclosed envelope.

If you do not sign and return a proxy, or attend the meeting and vote by ballot, your shares cannot be voted.

SEE REVERSE SIDE

Ù  FOLD AND DETACH HERE  Ù

☒	Please mark your votes as in this example.	5941
This Proxy, when properly executed, will be voted in the manner directed below. If no directions are made, this proxy will be voted FOR the election of the Company’s nominees to serve as Directors and AGAINST the stockholder proposal. As to any other business that may come before the Annual Meeting, or any adjournment thereof, this proxy will be voted in the discretion of the Proxies.

The Board of Directors recommends a vote FOR the election of the Company’s nominees to serve as Directors and AGAINST the stockholder proposal.

		FOR	WITHHELD
		all of the	Authority to vote for
		Company’s Nominees	all of the Company’s Nominees			FOR	AGAINST	ABSTAIN
1.	Election of	☐	☐	2.	Shareholders recommend	☐	☐	☐
	Directors				that out company not
	(See reverse				adopt, maintain or extend
	side)				any poison pill unless such adoption, maintenance or extension is submitted to a shareholder vote.
*Instructions: to withhold authority to vote for any individual nominee, write that nominee’s name(s) in the space below:

The undersigned hereby revokes all proxies given by the undersigned to vote at the Annual Meeting or any adjournments thereof
(Please sign exactly as name appears hereon. Joint owners should all sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, sign full corporate name by duly authorized officer who adds his or her name and title.)

SIGNATURE(S) DATE

Ù  FOLD AND DETACH HERE  Ù

TELEPHONE AND INTERNET VOTING

If you would prefer, you may vote your shares through the Internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares through the Internet or the telephone you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1.	To vote over the Internet:

	•	Log on to the Internet and go to the Web Site http://www.eproxyvote.com/bgp

2.	To vote over the telephone:

	•	On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week

Your Internet or telephone vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares through the Internet or the telephone, there is no need for you to mail back your proxy card.